Exhibit 99.2

Navigant International # 11028329

Navigant First Quarter 2005 Results

April 26, 2005, 11:00 a.m., ET

Chairperson: Gene Over

Operator:	Good morning, ladies and gentlemen, and welcome to the Navigant International first quarter 2005 results conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Tuesday, April 26th, 2005.

I would now like to turn the conference over to Gene Over, Senior Vice-President and General Counsel.

Please go ahead, sir.

Gene Over:	Thank you and good morning. Welcome to Navigant International’s first quarter 2005 conference call. Earlier today we e-mailed and faxed the press release and we hope you’ve had a chance to review the results. If there is anyone on the line who still needs a copy, please call Pat Dougherty at 303-706-0746. In just a minute, management will discuss the first quarter results with you and then we will open up the lines to take your questions.

Before we begin I’d like to remind you that during the course of today’s call, management may make forward-looking statements about the company’s growth strategies, the impact of competition and general industry or business trends and events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as of the results of various factors, including but not limited to the risk factors detailed from time to time in the company’s SEC reports, including the reports on Forms 8-K, 10-K and 10-Q. The company undertakes no obligations to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Today’s call and web cast includes non-GAAP financial measures within the meaning of SEC Regulation G. When required a reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today’s press release.

In particular, management may discuss EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization. We believe EBITDA provides investors with a liquidity measurement tool utilized by management and a helpful measure with which to evaluate our compliance with our credit agreement. Management uses EBITDA as an indication of funds available for

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borrowing, acquisitions and other corporate purposes. The company’s credit facility contains covenants that are based on an EBITDA measure, including covenants concerning total leverage, senior leverage and fixed charges coverage. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles. And investors should not consider this measure in isolation or as a substitute for net income, cash flows from operating activities or any other measure for determining the company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles.

As previously reported, the company has undertaken a review of its allocation of purchase price between goodwill and customer related intangibles and other identifiable intangibles for businesses the company acquired during 2001 through 2004. And as a result of this review, the company will reallocate some portion of the purchase prices for acquisitions during this time period from goodwill to specific definite-lived identifiable assets. The reallocation will effect Navigant’s amortization expenses and result in non-cash charges for 2001, 2002, 2003, and 2004. In addition, the company has also re-evaluated its lease accounting practices and determined that its accounting for leasehold improvements and rent obligations for lease facilities will need to be restated.

As a result of its review of these accounting practices, Navigant will restate previously issued financial information for the fiscal years 2000, 2001, 2002, and 2003, each of the four quarters of fiscal 2003 and the first three quarters of fiscal 2004, and the previously announced results for fiscal 2004 in connection with filing its annual report on Form 10-K for December 26, 2004. This Form 10-K will also include the final financial statements for fiscal 2004. Navigant presently believes that while not yet finalized, the above restated financial information will include non-cash adjustments that will reduce reported diluted earnings per share for 2000, 2001, 2002, 2003 and 2004 by less than ten percent for each year. Additionally, Navigant believes that previously recorded results for 2004 will be adjusted by less than five percent. The company is continuing to review related issues regarding financial statements including the allocation of purchase prices between goodwill and customer related intangibles and other identifiable intangibles for businesses Navigant acquired from 1997 through 2000. As a result of this further review, the company might reallocate some portion of the purchase prices of these acquisitions during the time period from goodwill to specific definite-lived identifiable assets. If such a reallocation is made and any changes in amortization charges for these intangible assets results from the reallocation, the company would reflect these changes in the Restatement of Financial Statements as described above in addition to the changes for acquisitions from 2000 through 2004.

Accordingly, information about the potential impact of the expected restatement is preliminary and the related financial statements are not finalized. As such, additional changes or adjustments could arise. Navigant will also revise its quarterly and full year 2005 guidance targets when the financial statements are completed. The financial information in our press release for the results of the

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first quarter of fiscal year 2005 and 2004 and the financial information in this conference call today reflect the proposed restatement regarding the allocations of goodwill to definite-lived identifiable intangible assets only for acquisitions in 2001 through 2004 and regarding lease accounting practices. This information does not, however, reflect the effects, if any, of the company’s review of allocations for acquisitions completed from 1997 through 2000.

As reported, due to the previously disclosed late filing of the company’s Form 10-K for the fiscal year ended December 26, 2004, Navigant has received notice from the staff of the NASDAQ stock market indicating that Navigant is subject to potential delisting from the NASDAQ national market as a result of a violation of marketplace rule 4310-C-14. Navigant has scheduled an April 28th hearing with NASDAQ officials.

On the call today are Ed Adams, Chairman and Chief Executive Officer, and Bob Griffith, Chief Operating Officer and Financial Officer.

At this time, I’d like to turn the call over to Ed Adams.

Ed.

Ed Adams:	Thank you, Gene. I want to add my thanks to everyone for joining us on the call today.

The first quarter was a productive one for Navigant and we are pleased with the company’s solid operating and financial results reported this morning. During the first quarter we generated record transaction levels and our revenue per transactions stabilized. Strong transaction levels and revenue per transaction combined with the benefits of our 2004 acquisitions plus new business, contributed to revenue growth of 13.7 percent, compared with first quarter of 2004.

We’re also pleased to report that the second quarter to date reflects continued strength in transaction volume, which we attribute to a strong corporate travel trend plus additional new business.

Some financial highlights for the quarter. We announced revenue of $122 million, net income of $5.2 million, $15.4 million of EBITDA and diluted EPS of $0.29. The net income and diluted EPS are subject to change because of the ongoing review that Gene described earlier. We are about 1 percent below our revenue guidance primarily due to the transition of customers to our online booking solutions, but with our strict management to the cost side of the business, we still delivered operating income of $11.9 million. With the application of our current estimates for the treatment of the non-cash amortization of intangibles acquired in purchases of businesses from 2001 to 2004, and adjustments to lease expense and amortization of leasehold improvement, EPS came in a penny below our initial guidance. The application of these non-cash adjustments will reduce previously expected diluted earnings per share for 2005 by approximately 5 to 6

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percent. The updated 2005 guidance we provided in today’s announcement reflects current estimates of the impact of these accounting changes. And obviously the guidance is still subject to change and revision including changes that may result from our review of whether non-cash adjustments for intangibles in business acquisitions prior to 2001 are needed. We expect to provide additional guidance once our reviews, financial statements and 10-K are completed.

Our revenue growth and record transaction levels are really only part of the story. We believe several initiatives in 2005 will further establish Navigant as the best answer to the demands of today’s business traveler. As we know, the corporate travel industry continues to change and Navigant has been at the forefront of this evolution by developing innovative technology to provide our clients with the industry’s best reporting and travel compliance tools and information. Given our expansive industry knowledge and ability to provide tangible evidence of the value we bring to a client relationship, the next logical step in Navigant’s evolution will be the transition of our selling strategy to a consultative approach with both our existing and potential customers. A solution minded approach as opposed to a product centric approach will enable us to clearly show the return on investment Navigant delivers for its customers. We believe customers will embrace this approach as we can drive further efficiencies, cost savings and compliance with established travel policies. And in today’s corporate environment where customers constantly seek higher and higher levels of accountability we have the resources to deliver such accountability. We expect this will help continue to fuel the company’s growth as we use travel solutions that clearly demonstrate to current and future clients the value of a relationship with TQ3Navigant. And adding value is the name of the game.

The value Navigant brings to our business travelers has never been greater. A case in point is the continued confirmation that traditional travel management companies like Navigant consistently deliver the cheapest airfares for business travelers. In its March 2004 comparative study of corporate travel airfares for itineraries booked in 2004 by corporate travel agencies versus those booked on public Internet sites including Orbitz, Expedia, Travelocity and even the airlines’ own websites, Topaz found that the itineraries booked by corporate travel agencies average $80 less than the same itinerary booked on the Internet. This compares to a $69 price difference in 2003. Additionally, traditional travel agents obtain a lower or equal fare than one available on the Internet over 90 percent of the time. These results have been similar the past four years that Topaz has conducted this study. Importantly, the results of this year’s survey show that our lead is growing.

We’re off to a good start in 2005 with an industry leading position in new business. Both of which are direct results of our ability to deliver the service, technology and the economic benefits that customers are demanding. Furthermore, we are excited about the potential to further cement our leadership position with our business solutions strategy.

With that, I’d like to turn the call over to Bob to discuss the financials.

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Bob.

Bob Griffith:	Thanks, Ed.

Good morning, everyone.

In the first quarter, we successfully managed our gross margin back above the 40 percent level, with a first quarter gross margin of 41.6 percent and a first quarter operating margin of 9.7 percent. The gross margin level reflects the expansion of our meetings and incentive operations due primarily to 2004 acquisitions. We expect 2005 gross and operating margins to fluctuate slightly from first quarter levels depending on the seasonality of the meetings and incentive operations. These operations generally post their strongest results in the first and fourth quarters, while the third quarter is generally weaker.

G&A expenses were 28.9 percent of revenues for the first quarter, matching last year’s ratio. 2005 first quarter operating income rose 4 percent over 2004 levels to $11.9 million and EBITDA rose 11.5 percent to $15.4 million. Due to the changes in our margins and in our total share count as a result of FASB’s EITF Issue 4-8, operating income and EBITDA may also be relevant to investor’s evaluating the overall strength and growth of our operations. We also paid down approximately $5 million on our credit facility, although our total debt increased due to acquisitions.

Moving on to our expectations for the remainder of 2005. As previously noted we have updated our 2005 financial guidance by factoring in management’s application of our current estimates for the accounting of the amortization of intangibles acquired in purchases of businesses from 2001 to 2004 and adjustments to lease expense and leasehold improvements amortization. As Ed mentioned earlier, we currently believe that the application of these non-cash adjustments will reduce reported diluted earnings per share by approximately 5 to 6 percent in 2005 and is subject to change and revision.

To sum up, we’re keeping our eye on the ball for 2005 with an exciting program developed by our marketing department to streamline the TQ3Navigant brand to increase customer mind share and multi-national and mid-market segments. We have had very good success year to date with new business proposals and believe this marketing program will be an important driver of more new business wins. We’re focused on generating improved operating results by growing our core business both internally and through measured acquisitions, managing for transactions, managing the balance sheet, watching costs, retaining clients, adding new accounts and further enhancing our technology offerings.

With that, I’ll turn it back to Ed.

Ed Adams:	Thank you, Bob.

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You know, 2005 appears to hold tremendous promise for Navigant and our team is focused on maintaining and enhancing our position in an industry obviously that is going through a lot of changes with innovative technology and developments. And we’re looking to improve both the service we provide our customers and the value we provide our shareholders. We’ll continue to maintain frequent open communication with Wall Street. And, you know, we believe that the most — that the more that you understand about our business, our position in corporate travel and our ability to consistently deliver profitable results, the better you can appreciate the excellent platform we have established.

Thanks again for your support and interest in Navigant.

And, Rob, with that, let’s open it up for questions.

Operator:	Thank you, sir.

Ladies and gentlemen, at this time, we’ll begin the question and answer session. If you have a question, please press the star, followed by the one on your telephone keypad. If you’d like to decline from the polling process, you may press the star, followed by the two. You will hear a three tone prompt acknowledging your selection and your questions will be polled in the order that they are received. If you’re using a speakerphone, please lift the handset before pressing the numbers.

And our first question comes from Ian Corydon with B. Riley & Company. Please go ahead.

Ian Corydon:	Good morning.

Ed Adams:	Good morning, Ian.

Ian Corydon:	Question on the revenue per transaction figure that you cite. Is that figure inclusive of your online business or is that off-line only?

Bob Griffith:	That is inclusive of the online.

Ian Corydon:	Okay. And then looking at the Q4 guidance, it looks like you’re basically guiding for flat year over year revenue growth, yet you made the Synergi acquisition in the first quarter, I believe, and sounds like transaction levels are up and revenue per transactions are flattening. So why wouldn’t we be looking for revenue growth in the fourth quarter?

Bob Griffith:	In the fourth quarter of this year?

Ed Adams:	Of ‘05.

Ian Corydon:	Yes.

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Bob Griffith:	Well, a lot of that it stems from just the expectation of the meeting and incentives business. You know, continued online adoption as we’re seeing it to move forward. There where our revenue per transaction on the online was lower, but we’ve put the systems in place to manage the expenses and meet the EBITDA and earnings expectations.

Ian Corydon:	So, revenue per transaction might be lower in the fourth quarter just due to online adoption?

Bob Griffith:	Well, it — as we’ve said all along, Ian, the revenue per transaction, you know, as we increase online adoption, will increase — or will decrease, but margins should decrease. I mean, should improve.

Bob Griffith:	Excuse me. Excuse me, I’m looking at another sheet over here.

Ian Corydon:	Okay.

Bob Griffith:	The — and we would expect EPS, you know, to go up from the prior year on a fully diluted basis.

Ian Corydon:	Okay. I guess my confusion is with the revenue per transaction that I believe you guys said is stabilized.

Bob Griffith:	Yeah. In new proposals and bids, the revenue per transaction, you know, is stabilizing. But, again, as the online adoption improves, you know, the revenue for online transactions is less. But in the core full service business, you know, the revenue per transaction is stabilized.

Ian Corydon:	Okay. Thank you.

Operator:	And our next question comes from Shelley Bergman from Bear Stearns. Please go ahead.

Shelley Bergman:	I’m on a speakerphone. Hopefully you can hear me.

Ed Adams:	Yeah. Go ahead Shelley.

Shelley Bergman:	Okay. Since the last conference call we obviously had a little wrinkle where TUI has announced their ownership. How are you viewing that? Have you had any discussions with them? Do you think they’re a threat? Do you think they’re doing that because they’re afraid others may be looking at your company? Let’s think out loud and talk about what you think their intentions are and why they’re there.

Ed Adams:	Shelley, obviously it’s very hard for me to speculate. I can take bits and pieces of your question. We view it, I think very positive. I think it reiterates just I think their commitment to the joint venture partnership with TQ3, joint venture

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partnership that we entered into. You know, I think it’s a very smart decision on their part to — I think they’re viewing it as an investment. We have not had talks with them in terms of where they might want to take this investment. But, no, I don’t see it as a threat. If anything, I think it’s very positive. And I think that that’s how they’re approaching it as well.

Shelley Bergman:	Then if that’s said, why do you think the need for them to aggressively be in the market amassing the position they did and driving the stock up 20 to 30 percent from basically where it was traded in the previous three to four weeks. If you haven’t spoken to them it seems a little odd where if a company is looking to make an investment they would spike the stock up 20 percent to make sure they had it. It just was kind of strange. I haven’t seen that in a long time.

Ed Adams:	Yeah. And, again, I can’t answer that because we did not — they did not discuss it with us. And that’s maybe just the way they do business over there. I don’t know, Shelley. But I think it’s very positive that they wanted to invest in the company and they saw an opportunity to go out in the open market and buy the stock.
Shelley Bergman:	Okay. So basically you haven’t had any discussions since the press release?

Ed Adams:	That’s correct, yeah.

Shelley Bergman:	Okay. Thank you.

Ed Adams:	Yeah.

Operator:	And our next question comes from David Gold with Sidoti. Please go ahead.

David Gold:	Hi, good morning.

Gene Over:	Good morning, David.

David Gold:	First, Bob, just to follow up. I think it was Ian’s question on the fourth quarter. Was there anything in the fourth quarter last year in the meetings business that would have — I don’t quite remember, so if you would forgive me, but would have pushed revenue up leading you to basically look for a flatter year?

Bob Griffith:	Well, Q-4 was a strong quarter last, you know, last quarter —

David Gold:	Uh-huh.

Bob Griffith:	— in the meetings and incentive business. And, again, it fluctuates based upon programs because they’re each a single program that we sell. And so, you know, that’s — the expectation this year is that fourth quarter may be a little flatter with that business.

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David Gold:	Okay. Okay. And then, Ed, hitting for a second, just once again on the pricing trends that you’ve seen out there. I guess we’ve heard out there that you’ve signed some interesting — I’m going to say respectable new customers. I was just curious there, A) on the trends you’re seeing on the new businesses. Is it just stable or, you know, flat, slightly up? And then, B) the new customers that you’re signing, if we took a Bank of America, let’s say, for example, are they coming in more interested in your online offerings or the off-lines?

Ed Adams:	Yeah. Let me take the second one, first. I think what we’re seeing on the larger managed corporate accounts is very high adoption rates on online tools. Whether it’s existing tools or an interest in using our online tools. And, you know, if you really look at the industry they were really the drivers of the online adoption from a corporate standpoint early on. So, you know, you take some of the larger corporate accounts and they all have the capability of going online to manage the process. And some of them, quite frankly, have adoption rates of up to 70—80 percent. So it’s really, I think, a function more than the size of the corporate account.

And again, as Bob mentioned, we’re sensing that some of the pricing trends have stabilized and they’ve actually ticked up in some of our markets. And I don’t know if that’s just a function of we’re all getting a little smarter or we’re just becoming more — a little more active in terms of delivering and driving value in terms of being able to demonstrate it to the corporate account.

David Gold:	Uh-huh. Okay. And then, Bob, is it possible to give us an idea on what percentage of the business in the first quarter was meetings business and how that compares with last year? I’d expect it to be up given the acquisition between here and there.

Bob Griffith:	It’s just all integrated into the rest of the business, David, it’s very tough to break that out by quarter like that.

David Gold:	But if we used a guesstimate of like 15 percent or so?

Bob Griffith:	I mean it’s, you know, it’s a guess. But it’s not a number that I can confirm.

David Gold:	Okay. You can’t give us a hot or cold? And, just lastly, any insight on the timing of getting the K filed?

Ed Adams:	You know, obviously it’s something we’re working on.

David Gold:	I hope so.

Ed Adams:	Quite diligently. And it’s just really a function of working through the process. So, you know, we can’t say a whole lot about it. Working with our in-house counsel and outside counsel, certainly we can walk you through kind of the — how we got here, but that’s about all.

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Gene, did you want to take a minute and explain that?

Gene Over:	Right now, David, we’re looking at sort of a three-pronged process. As you know, we’re reviewing now allocations relating to acquisitions from 1997 to 2000. And depending on which direction those allocations take, you know, the time lines that we’re looking at internally run from anywhere from the week of May 9th —

David Gold:	Uh-huh.

Gene Over:	— as sort of the best possible date, into mid August if we have to go back and reaudit — if Deloitte has to go back and reaudit those prior periods. So we’re working diligently. We’re working as hard as we can and we’re working as quickly as we can. But there’s just — right now there’s still some things that we don’t know and some situations that may come up that we’ll have to react to in the future. But we are going to get it done as quickly as we can.

David Gold:	Gotcha. Gotcha. Thanks a lot to everyone.

Ed Adams:	Okay, David.

Operator:	And our next question comes from Jack Salzman with Kings Point Partners. Please go ahead.

Jack Salzman:	Yeah, hi, guys.

Ed Adams:	Hi, Jack.

Jack Salzman:	Can you — I know you have a problem with some of the details on the balance sheet in terms of the filings that you’ve been putting in. But can you give us a feel for sort of where you are in cash and debt and have you been positive cash flow in the quarter? Do you expect to be positive cash flow for the year?

Bob Griffith:	Yes. We had positive operating cash flow for the quarter. And our net — our debt net of cash is about $195 million right now after the acquisitions.

Jack Salzman:	Should that be peak, Bob, or excluding any additional acquisitions and should that be — can you give us a guesstimate as to where that might be at the end of the year, net debt?

Bob Griffith:	Well, it depends upon acquisitions, Jack, if we do any more. But, you know, other than that, we expect cash flow to, you know, to run at historical levels and we take all cash and pay it down to debt except for acquisitions.

Jack Salzman:	Getting to the profit margins. You know, on one side you’re getting squeezed with, I guess the online margins are lower than your regular full service business. Is this going to be constant pressure? You know, Ed, I think you indicated that

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you’re seeing a little bit of firming in the pricing, presumably in the traditional side of the business. When is the “X” and the “Y” axis going to cross to the point where we’re finally going to start to see profit margin improvement both sequentially and year-to-year?

Bob Griffith:	Well, we’re seeing profit margin improvement now based on the mix of business that we have, you know, Jack. And revenue per transaction may, you know, even in this quarter was stabilizing, but revenue was less than expected but margins were up and EBITDA was up and operating income was up. So, you know, again, it’s a matter of managing the costs to the transactions based upon online or full service. And so we think there is improvement going on at this point in time and will continue.

Jack Salzman:	Well, so you folks think at least at this juncture there’s a good chance that you can see flat to modestly improving gross margin trends, all things being equal, looking at the mix that is ongoing in your customer base?

Bob Griffith:	That is our plan, yes.

Ed Adams:	Jack, and that’s basically what we’ve — I think we’ve been saying is that I think we finally — not finally, but we’ve been working to get it — to really get a handle on that as the online adoption goes up, is to manage expenses so that the margins stay the same or go up. And that what I think Bob was saying, is we actually see a tick up in this quarter and that would be our goal.

Jack Salzman:	Just to pick up from where Shelley left off on the TUI situation. Just to play devil’s advocate for a second.

Bob Griffith:	Sure.

Ed Adams:	You do that well, Jack.

Jack Salzman:	Other people have said that. But, you know, one could argue that TUI’s position is sort of a blocking position. That, you know, they’re buying you on the cheap or at least don’t have to buy you because they’ve taken — they’ve established a position. The company doesn’t have, you know, a poison pill or a limitation on how much you can own before it becomes obvious in terms of influence. And that other guys who might be interested in you might think twice now about looking at your company because of the TUI position. So I wonder if you could respond to that? I mean, I understand you’re happy that somebody is buying your stock, but on the other hand, for all of us out there who is not TUI, it looks like they sort of took a strategic position in your company sending out a signal to others, you know, we’re interested, you know, maybe you shouldn’t take a look at it because we might. And there doesn’t seem to be any premium built into that established position. I wonder if you could sort of respond to that.

Ed Adams:	Well, Jack, I guess the problem is is that, A) it’s very difficult for me to speculate on TUI’s motives, number one. Number two, is that we can’t control who would

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have an interest in buying our stock on the open market. I mean, that’s really what the 13-D’s and G’s are for in terms of trying to get people to express their intentions. And, you know, you read their filing and the intentions are that they saw it as a good opportunity and investment as have others over the years. And, you know, I’ve got — you almost got to take that at face value. It’s somewhat difficult, I think, to try and read more into the situation other than they’ve stated over the years that once they got the bank regulation issue behind them they would like to get more aggressive in investing in North America and in their core business. And, so, I’m not surprised. I think this is just a continuation of what they’ve been saying for a number of years. We don’t — I don’t see it as a blocking statement or blocking methodology or position. We have not taken any additional steps as a board or as a company to accommodate them in any way. And we’re not anticipating anything along those lines. So, if they increase their position I believe and, Gene, help me out, I believe there’s certain thresholds that they have to file additional — put in additional filings based on percentages and certainly we’ll continue to look at that.

Jack Salzman:	I guess my last question is my consistent question. Do you guys have any desire to look at the possibility of share repurchase versus going out and making acquisitions?

Bob Griffith:	Jack, our banks, you know, have to approve any share repurchase and they’re not inclined to do that when we can have good acquisitions or pay down debt.

Ed Adams:	Yeah. Probably the answer to that, Jack, is at this point, no.

Jack Salzman:	Okay, guys, Thanks.

Ed Adams:	Thanks, Jack.

Operator:	And our next question comes from Brian Ilardo with Lord Abbett. Please go ahead.

Brian Ilardo:	Good morning. I believe on some previous conference calls as existing customers began to transition to online adoption you had said you had some duplicate overhead and staffing. I wanted to see if you could shed a little bit more light on where you are in that transition? Are you able to take some of that duplicate costs out and how far along are you in that process?

Bob Griffith:	We have taken out, Brian, a lot of that duplicate cost because as middle market customers moved to online, we had, you know, regional fulfillment centers. We are centralizing those centers. We’re still in the process and we’ll continue to do that. That’s why we’ve been, you know, in the first quarter, you know, our margins actually improved because of, you know, managing the cost of the transactions and the type of transactions.

Brian Ilardo:	Have you got a sense on how long that would take in terms of —

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Bob Griffith:	Well, I mean, as far as —.

Ed Adams:	Well, it’s ongoing, quite frankly. I don’t think we ever —.

Bob Griffith:	It’s — you know, as adoption goes up, we evaluate the costs and the head count and the service requirements for each customer. So this is a — this is an ongoing process all the time.

Brian Ilardo:	And in terms of your new business and the backlog of proposals, would you say a majority of that is the online tools they’re looking to use?

Bob Griffith:	No, a lot of it — I mean, current proposals, you know, each customer has a different mix of businesses that they conduct. I mean, as Ed mentioned, large customers are very quick adopters of online and have policy for online usage for their customers. That’s why we have tools that, you know, that direct the traveler to book online and we do all the fulfillment and the back — you know, the backroom work in issuing the ticket. But they perform both the labor cost of booking that transaction. Other customers, you know, have a very low online appetite, I guess I’d call it, because they want their travelers to

Ed Adams:	More traditional.

Bob Griffith:	— call and be more traditional. And so it just depends on the proposal and we address, you know, each customer RFP separately and bid it and staff it that way.

Ed Adams:	That’s so funny because years ago Forrester, a couple of the other folks that were tracking this, at one point the sense was that everything would be online and that, very few people would ever pick up the phone. And they’ve since modified that and there is still some discussion and it might reach a combined mix of, you know, 40/50 percent. But it’s really exactly what we’re seeing. Even on the large customers that have a high adoption rate of an online tool, there’s a core group of travelers that still pick up the phone and call a res center or an individual agent. And I don’t think that’s ever going to change. And that’s really kind of the position we’ve taken, you know, having done this now for a lot of years is that there’s going to be those that will use an online tool and there’s going to be those customers that are going to continue to want to use the traditional methodology.

Bob Griffith:	And there’s certain transactions that you can’t do online.

Ed Adams:	Exactly.

Bob Griffith:	Complex itineraries and live international travel where you have to have full service experienced agents to do that.

Brian Ilardo:	Okay. Great. Thank you.

Ed Adams:	You bet.

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Operator:	At this time we have no further questions. I would like to turn the conference back to — we do have a follow up question from Ian Corydon with B. Riley. Please go ahead, sir.

Ian Corydon:	Thank you. Just wondering if you could give your transaction growth year over year on an organic basis?

Bob Griffith:	It’s hard to mix it in, Ian, from the — because when we integrate acquisitions, but we think that our core transaction growth was in the 4 to 5 percent range as we had expected for this year from the existing core business.

Ian Corydon:	Okay, great. Thanks.

Ed Adams:	Anymore, Rob?

Operator:	At this time, we have no further questions, sir. Please continue.

Ed Adams:	Okay. Again, thank you for your interest. A lot going on. I think it was a good quarter and ‘05 looks like we’ll just continue our growth and moving forward. Any questions, give us a call.

Thanks, again.

Operator:	Ladies and gentlemen, that does conclude the Navigant International 1st Quarter 2005 results conference call. If you would like to listen to a replay of today’s conference, you may dial 303-590-3000 using pass code 11028329 pound.

Thank you, again, for your participation on today’s conference and you may now disconnect.

END

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